EXHIBIT 23.4

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Amendment No. 5 to Registration Statement No. 333-133116 on Form S-11 of our report dated March 22, 2006 related to the statement of revenues and certain operating expenses for Burnett Plaza for the year ended December 31, 2005, our report dated March 22, 2006 related to the statement of revenues and certain operating expenses for Woodcrest Center for the year ended December 31, 2005, our report dated June 27, 2006 related to the statement of revenues and certain operating expenses for Paces West for the year ended December 31, 2005, our report dated August 9, 2006 related to the statement of revenues and certain operating expenses for Riverside Plaza for the year ended December 31, 2005, our report dated August 9, 2006 related to the statement of revenues and certain operating expenses for the Terrace for the year ended December 31, 2005, our report dated January 9, 2007 related to the statement of revenues and certain operating expenses for Three Parkway for the year ended December 31, 2005, and our report dated January 9, 2007 related to the statement of revenues and certain operating expenses for Bank of America Plaza for the year ended December 31, 2005, our report dated February 6, 2007 related to the statement of revenues and certain operating expenses for Resurgens Plaza for the year ended December 31, 2005, our report dated February 13, 2007 related to the statement of revenues and certain operating expenses for Eldridge Place for the year ended June 30, 2006  (which reports on the statements of revenues and certain operating expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements), appearing in the Prospectus, which is part of the Registration Statement and to the references to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Dallas, Texas
April 23, 2007